EXHIBIT 4.1

                          FIRST SUPPLEMENTAL INDENTURE


     FIRST SUPPLEMENTAL INDENTURE, dated as of October 29, 1998 (the "FIRST SUPPLEMENTAL INDENTURE"), between NTL (Bermuda) Limited ("NTL (BERMUDA)"), a Bermuda corporation and Bank of Montreal Trust Company, as trustee (the "TRUSTEE").

     WHEREAS, Comcast UK Cable Partners Limited (the "COMPANY") executed and delivered to the Trustee the Indenture dated as of November 15, 1995 (the "BASE INDENTURE" and, together with the First Supplemental Indenture, the "INDENTURE"), providing for the issuance of the Company's 11.20% Senior Discount Debentures due 2007 (the "DEBENTURES");

     WHEREAS, Debentures in the aggregate principal amount of $517,321,000 at maturity are currently outstanding under the Indenture;

     WHEREAS, Section 9.1 of the Base Indenture provides that the Company, when authorized by a resolution of its Board of Directors, and the Trustee may amend or supplement the Indenture and the Debentures without notice to or consent of any Holder to evidence the succession in accordance with
Article V of the Base Indenture of another Person to the Company and the assumption by any such successor of the covenants of the Company therein and in the Debentures;

     WHEREAS, in accordance with and as contemplated by Section 9.2 of the Base Indenture, the Company has solicited and received the written consent of the Holders of not less than a majority in aggregate principal amount at maturity of the Debentures then outstanding to waive Section 5.1(a)(iii) of the Base Indenture in order to permit an amalgamation (the "AMALGAMATION") of the Company with NTL (Bermuda), with the separate existence of the Company and NTL (Bermuda) continuing in the form of the company resulting from the Amalgamation (the "AMALGAMATED COMPANY") under the name "NTL (Bermuda) Limited".

     WHEREAS, following the Amalgamation, the Amalgamated Company will be liable for the obligations of the Company under the Debentures and the Indenture; and

     WHEREAS, all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms, have been performed, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects.

     NOW, THEREFORE, each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Debentures:



                                 ARTICLE 1

                                DEFINITIONS

     Section 1.1. Defined Terms. Capitalized terms used in this First Supplemental Indenture and not otherwise defined herein shall have the meaning assigned to such term in the Base Indenture.



                                 ARTICLE 2

                           SUCCESSOR CORPORATION

     Section 2.1. Substitution of Successor Entity. As provided in Section
5.2 of the Base Indenture, the Amalgamated Company shall be liable for the obligations of the Company under the Debentures and the Indenture, including the due and punctual payment of the principal of, premium, if any, and the interest on the Debentures and the performance and observance of every covenant of the Indenture to be performed or observed on the part of the Company. The Amalgamated Company hereby succeeds to, and is substituted for, and may exercise every right and power of the Company under the Debentures and the Indenture.


                                 ARTICLE 3

                               MISCELLANEOUS

     Section 3.1. Instruments to Be Read Together. This First Supplemental Indenture is an indenture supplemental to the Base Indenture, and such Base Indenture and this First Supplemental Indenture shall henceforth be read together.

     Section 3.2. Confirmation. The Indenture, as amended and supplemented by this First Supplemental Indenture, shall remain in full force and effect and is hereby confirmed and preserved in all respects.

     Section 3.3. Headings and References. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof. Unless otherwise specifically defined herein, each term used herein which is defined in the Base Indenture shall have the meaning assigned to such term in the Base Indenture. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Indenture" and each similar reference contained in the Base Indenture shall from and after the date hereof refer to the Base Indenture as amended hereby.

     Section 3.4. Governing Law. This First Supplemental Indenture shall be governed by the laws of New York State without regard to the conflicts of law rules of such state.

     Section 3.5. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.



                                 SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.



                                    NTL (BERMUDA) LIMITED


                                    By:  /s/ Richard J. Lubasch
                                        --------------------------------------
                                        Name:    Richard J. Lubasch
                                        Title:   Senior Vice President-General
                                                   Counsel and Secretary



                                    BANK OF MONTREAL TRUST COMPANY,
                                         AS TRUSTEE


                                    By:   /s/ Amy Roberts
                                        --------------------------------------
                                        Name:    Amy Roberts
                                        Title:   Vice President